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                                                                   EXHIBIT 23.3



                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Aliant Communications Inc.


We consent to incorporation by reference in the Registration Statement on Form S-3 of Aliant Communications Inc. of our report dated February 6, 1998, relating to the consolidated balance sheets of Aliant Communications Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related financial statement schedules, which reports appear in the December 31, 1997 annual report on Form 10-K of Aliant Communications Inc. and to the reference to our Firm under the heading "Experts" in the prospectus.



                                       KPMG Peat Marwick LLP


Lincoln, Nebraska
September 21, 1998